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                                                                    EXHIBIT 99.1


[NATCOGROUP LOGO]


2950 North Loop West, Suite 700                                  [PRESS RELEASE]
Houston, TX  77092
PHONE: (713) 685-8082   FAX: (713) 683-7841

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NATCO GROUP INC. SETS FORTH NEW INITIATIVES             HOUSTON, JANUARY 3, 2005
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         Restructuring to Improve Execution; Growth and Cost Initiatives
               to Increase Profitability; 2005 Earnings Guidance
                             of $.60-.70 Per Share

NATCO Group Inc. (NYSE: NTG) announced today plans to restructure its business segments in order to improve execution and customer focus. In addition, the Company announced certain initiatives to enhance the Company's profitability in 2005 and beyond.

In order to capitalize on competencies in the manufacture, sale and service of production equipment and systems, the Company will restructure its business segments by end-use markets and related technologies: Gas Technologies, Oil & Water Technologies and Automation & Controls.

     o The Gas Technologies group will include the Company's CO2 membrane business, the assets and operating relationship related to the Company's gas processing facilities in West Texas, H2S removal technologies including Shell Paques(TM) and all other gas related technologies.

     o The Oil & Water Technologies group will include the Company's traditional separation and dehydration equipment sales and related services, its extensive branch distribution network, and NATCO's worldwide engineered systems group, all of which are focused on oil and water production and processing systems.

     o The Automation & Controls group will remain largely the same, focusing on sales of new control panels and systems which monitor and control oil and gas production, as well as field service activities including repair, maintenance, testing and inspection services for existing systems.

These changes became effective for financial reporting purposes as of January 1, 2005.

Chairman and Chief Executive Officer John U. Clarke said, "By organizing our business segments to better concentrate our proprietary technologies on specific end-use markets, we can be more responsive to our customers needs as well as to new market opportunities. In addition, we will be able to establish clearer roles and responsibilities for our senior management team with appropriate levels of accountability and performance metrics to improve performance while at the same time increasing financial transparency for our shareholders."

As a result of these changes and others, NATCO expects to benefit from greater efficiencies and revenue growth while immediately pursuing cost reduction initiatives designed to reduce expenses by at least $10 million over the next 12-18 months, half of which are expected to be realized in 2005. These initiatives include:

     o   The strategic repositioning of the Company's UK-based subsidiary, Axsia
         - part of the Oil & Water Technologies group - and efficiency gains due to better integration of Axsia's engineering capabilities with those of NATCO's Houston-based engineering group. As a result, the Company expects to be better positioned to service expanding markets in Russia, the Middle East and Asia.

     o Rationalization of the Company's manufacturing assets and North American branch network. Manufacturing efficiencies will be achieved at the Company's four primary manufacturing facilities and elsewhere through the application of lean manufacturing techniques designed to eliminate excess manufacturing capacity, increase capacity utilization and improve productivity.

     o A reduction in operating expenses within the branch network will be accomplished through higher field personnel utilization rates and a general reduction of overhead costs. Additionally, the Company expects to
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                                                                    EXHIBIT 99.1


         achieve revenue enhancements from greater product pull through and the identification of new customer market sales opportunities.

     o A reduction in operating, interest and general and administrative expenses arising from improved procurement practices, inventory management, overhead reductions and working capital discipline.

As a result of these initiatives, the Company expects to record severance and other costs primarily in the fourth quarter of 2004 and first quarter of 2005 totaling approximately $2.5 million, pre-tax, and may incur additional severance and other expenses in future periods as these initiatives become fully implemented.

Mr. Clarke said, "These initiatives will be pursued with discipline, dedication and a profound sense of urgency to improve our operating and financial results for our shareholders. We believe there are significant opportunities to grow our revenues as the oilfield services and equipment sector continues to strengthen. Assuming current market conditions continue, we expect an increase in revenues for 2005 of approximately 10% year-over-year. This growth will be augmented by our efforts to focus on higher utilization rates in manufacturing, greater pull-through in our branch network and the continued commercialization of recently introduced product technologies like Dual Frequency(TM), the newest generation of our compact oil dehydration technology, and Shell Paques(TM). As a result, we are providing earnings guidance for 2005, before the charges discussed above, of $.60 - .70 per share."

NATCO Group Inc. is a leading provider of wellhead process equipment, systems and services used in the production of oil and gas. NATCO has designed, manufactured and marketed production equipment and services for more than 75 years. NATCO production equipment is used onshore and offshore in most major oil and gas producing regions of the world.

Statements made in this press release that are forward-looking in nature are intended to be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by NATCO Group Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which identify significant risk factors that could cause actual results to differ from those contained in the forward-looking statements.


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